EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pope & Talbot Inc. and Subsidiaries:

We consent to the use of our reports with respect to the consolidated financial statements and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference in this Registration Statement on Form S-8.

Our report dated March 14, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Pope & Talbot, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there was inadequate management oversight and review of income tax accounting practices.

KPMG LLP

Portland, Oregon

May 9, 2005